Exhibit 16.2

SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

June 15, 2010

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated June 15, 2010 of Sears Oil & Gas Corporation (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements, except that we resigned as Company’s independent auditor on March 25, 2010. Our only work for the company was to review their interim financial statements for the period ended June 30, 2009. We cannot confirm or deny that the appointment of Patrick Rodgers, CPA was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada